Exhibit 24

                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Michael Cosgrave, has authorized and designated Erle T. Mast to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Pharmion Corporation. The authority of Erle T. Mast under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Pharmion Corporation, unless earlier revoked in writing. The undersigned acknowledges that Erle T. Mast is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: December 4, 2003
                                        /s/ Michael Cosgrave
                                        ------------------------------
                                        Michael Cosgrave